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                      EXHIBIT NO. 21 LIST OF SUBSIDIARIES


The following is a list of the subsidiaries of the Company


       Name                                Jurisdiction of Incorporation
       ----                                -----------------------------
       Glamis Gold, Inc.                          Nevada
       Chemgold, Inc.                             California
       Glamis Rand Mining Company                 Nevada
       Glamis Imperial Corporation                California
       Glamis Exploration, Inc.                   Nevada
       Minera Glamis S.A. de C.V.                 Mexico
       Glamis Gold Sales, Inc.                    Barbados
       Mexicana Resources Inc.                    British Columbia
       Salave Gold Joint Venture Corporation      British Columbia
       Glamis Gold Ltd. y Compania Limitada       Chile
       Glamis Gold (Barbados) Ltd.                Barbados
       344684 B.C. Ltd.                           British Columbia